Exhibit 99.1

news

FOR FURTHER INFORMATION:

AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD
Bob Ende	General Info: Marilynn Meek (212) 827-3773
Senior Vice President of Finance
COMFORCE Corporation
(516) 437-3300
bende@comforce.com

FOR IMMEDIATE RELEASE

August 26, 2008

COMFORCE CORPORATION COMPLETES
REDEMPTION OF 12% SENIOR NOTES

Woodbury, NY – August 26, 2008-- COMFORCE Corporation (AMEX: CFS), a leading provider of outsourced staffing management services, specialty staffing and consulting services, today reported that it had completed its previously announced plan to redeem all of its outstanding 12% Senior Notes due December 1, 2010 at a redemption price equal to 102% of their outstanding principal amount of $5.2 million, plus accrued interest from June 1, 2008 to the redemption date of August 25, 2008.  The total redemption price, including accrued interest and the 2% premium, was approximately $5.5 million.  The Company used loan proceeds under its bank credit facility to pay the redemption price.

“We are pleased to announce the retirement of all of our public debt,” said John Fanning, Chairman and Chief Executive Officer of COMFORCE.  “We began pursuing this goal over eight years ago--when our public debt stood at $138.8 million.  Our management team has been both opportunistic and diligent throughout the process.  Based on current interest rates, we have reduced our annual interest expense by an estimated $400,000 as a result of eliminating the remaining $5.2 million of public debt.  We take great pride in the execution of this goal.”

About COMFORCE
COMFORCE Corporation is a leading provider of outsourced staffing management services that enable Fortune 1000 companies and other large employers to consolidate, automate and manage staffing, compliance and oversight processes for their contingent workforces.  We also provide specialty staffing, consulting and other outsourcing services to Fortune 1000 companies and other large employers for their healthcare support, technical and engineering, information technology, telecommunications and other staffing needs.  We operate in three segments -- Human Capital Management Services, Staff Augmentation and Financial Outsourcing Services.  The Human Capital Management Services segment provides consulting services for managing the contingent workforce through its PRO Unlimited® subsidiary.  The Staff Augmentation segment provides healthcare support services, including RightSourcing® Vendor Management Services, Technical, Information Technology and Other Staffing

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Services.  The Financial Outsourcing Services segment provides funding and back office support services to independent consulting and staffing companies.

To view the Company’s web page visit www.comforce.com

We have made statements in this release, including the comments from management that are forward-looking statements such as projections of our future financial performance, our anticipated growth strategies and anticipated trends in our business and industry. These statements are only predictions based on our current expectations and projections about future events.  Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee our future results, nor will we undertake any obligation to update any of these statements.  Factors which may cause our actual results to differ materially from those expressed or implied by the forward-looking statements include the following:

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unfavorable global, national or local economic conditions that cause our customers to defer hiring contingent workers or reduce spending on the human capital management services and staffing that we provide;

•	significant increases in the effective rates of any payroll-related costs that we are unable to pass on to our customers;

•	increases in the costs of complying with the complex federal, state and foreign laws and regulations under which we operate, or our inability to comply with these laws and regulations;

•	our inability to collect fees due to the bankruptcy of our customers, including the amount of any wages we have paid to our employees for work performed for these customers;

•	our inability to keep pace with rapid changes in technology in our industry;

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in that we place our employees in other workplaces, losses incurred by reason of our employees’ misuse of customer proprietary information, misappropriation of funds, discrimination, harassment, theft of property, accidents, torts or other claims;

•	increases in interest rates, which could significantly increase our interest expense under our bank credit facility;

•	our inability to successfully develop new services or enhance our existing services as the markets in which we compete grow more competitive;

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•	unfavorable developments in our business may result in the necessity of writing off goodwill in future periods;

•
as a result of covenants and restrictions in the documents governing our bank credit facility, or any future debt instruments, our inability to use available cash in the manner management believes will maximize shareholder value;

•	unfavorable press or analysts’ reports concerning our industry or our company could negatively affect the perception investors have of our company and our prospects; or

•
any of the other factors described under “Risk Factors” in Item 1A of the Company’s annual report on Form 10-K for the year ended December 30, 2007 (a copy of which may be accessed through www.sec.gov or www.comforce.com).

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